Exhibit 99.1

Adolor Corporation Reports Third Quarter 2006 Financial Results

EXTON, Pa.—(BUSINESS WIRE)—Oct. 31, 2006—Adolor Corporation (Nasdaq:ADLR) today reported financial results for the three and nine months ended September 30, 2006.

For the three months ended September 30, 2006, the company reported a net loss of $18.2 million or $0.40 per basic and diluted share, compared to a net loss of $15.2 million or $0.39 per basic and diluted share in the three months ended September 30, 2005. For the nine month period ended September 30, 2006, the company reported a net loss of $51.3 million or $1.16 per basic and diluted share, compared to a net loss of $41.0 million or $1.05 per basic and diluted share for the same period in 2005.

Contract revenues were approximately $5.3 million and $4.7 million for the three months ended September 30, 2006 and 2005, respectively, and were approximately $10.8 million and $11.5 million for the nine months ended September 30, 2006 and 2005, respectively. The increase in revenues for the quarter was primarily due to an increase in expenses incurred by us and reimbursable by Glaxo under our collaboration agreement which were partially offset by a decrease in co-promotion revenues from our Arixtra(R) co-promotion agreement with Glaxo. The decrease in revenue for the nine months ended September 30, 2006 as compared to 2005 was primarily the result of a reduction in co-promotion revenue relating to our Arixtra co-promotion agreement with Glaxo.

Research and development expenses were approximately $15.5 million and $14.5 million for the three months ended September 30, 2006 and 2005, respectively, and were approximately $43.1 million and $35.3 million for the nine months ended September 30, 2006 and 2005, respectively. Expenses were higher primarily as a result of compensation expense from the implementation of FAS 123R, expense reimbursements owed Glaxo for Entereg(R) in opioid bowel dysfunction (OBD) and greater cost for our other product development programs. These were partially offset by the absence of phase 3 clinical trial expenses for Study 314 in postoperative ileus (POI).

Marketing, general and administrative expenses were approximately $10.5 million and $6.3 million for the three months ended September 30, 2006 and 2005, respectively, and were approximately $26.1 million and $19.6 million for the nine months ended September 30, 2006 and 2005, respectively. Expense increases in 2006 were principally the result of increased personnel expenses including the implementation of FAS 123R, combined with additional marketing and sales expenses.

As of September 30, 2006, the Company had approximately $202.1 million in cash, cash equivalents and short-term investments.

About Adolor Corporation

Adolor Corporation (Nasdaq:ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg(R) (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline are collaborating in the worldwide development and commercialization of Entereg(R) in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor may not obtain FDA approval for the NDA for Entereg(R)(alvimopan) in POI, whether due to the risk that: Adolor is not able to provide additional data satisfactory to the FDA to obtain approval for the NDA; Adolor is not able to justify that the median reduction in time to gastrointestinal (GI) recovery seen in bowel resection patients treated with Entereg(R) is clinically meaningful; the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 to support FDA approval of Entereg(R), the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308, 14CL313 and 14CL314 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies; reliance on third party manufacturers; adverse safety findings; or otherwise; the risk that regulatory approvals for the use of alvimopan in OBD are not achieved; the risk that the results of the Entereg(R) OBD clinical safety study, SB-767905/014 are not positive; the risk that filing targets for regulatory submissions or user fee goal dates are not met; the risk that the results of other clinical trials of Entereg(R) are not positive; the risk that the Phase 1 clinical study of ADL5859 will show adverse safety findings; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including Glaxo, in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors.

Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

(Financial data table follows)

ADOLOR CORPORATION

STATEMENTS OF OPERATIONS DATA

(Unaudited)

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,		FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2006	2005	2006	2005
REVENUES
Contract revenues	$5,274,588	$4,738,414	$10,801,683	$11,462,372

OPERATING EXPENSES
Research and development	15,496,036	14,526,331	43,061,456	35,349,464
Marketing, general and administrative	10,495,160	6,282,488	26,105,792	19,567,944

Total operating expenses	25,991,196	20,808,819	69,167,248	54,917,408

Loss from operations	(20,716,608)	(16,070,405)	(58,365,565)	(43,455,036)
Interest income and other, net	2,544,074	860,147	7,042,130	2,501,281

Net loss	$(18,172,534)	$(15,210,258)	$(51,323,435)	$(40,953,755)

Basic and diluted net loss per share	$(0.40)	$(0.39)	$(1.16)	$(1.05)

Shares used in Computing basic and diluted net loss per share	45,780,926	39,087,516	44,332,185	39,086,858

	BALANCE SHEET DATA (Unaudited)
	SEPTEMBER 30, 2006	DECEMBER 31, 2005
Cash, cash equivalents and short-term investments	$202,121,963	$103,075,119
Working capital	190,527,862	89,664,249
Total assets	217,624,513	117,236,617
Total stockholders’ equity	169,742,816	66,693,290